UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 3, 2011

Commission File Number: 0-053150

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9375 E. Shea Blvd., Suite 100 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

(602) 235-0355
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Election of Directors; Appointment of Certain Officers.

Election of Director. On February 3, 2011, the Board of Directors amended the by-laws of the Company to increase the Board of Directors from two members to three members. Immediately thereafter, the Board voted to offer the new vacancy to a prospective candidate, subject to his acceptance.  With that acceptance, on February 3, 2011, Timothy H. Simon was elected to fill the existing vacancy on the Board of Directors.

The following is a summary of Mr. Simon’s business experience:

Timothy H. Simon (63):  Mr. Simon has been involved in the wind power industry since 1996 and, in 1999, founded Crownbutte ND, a North Dakota limited liability company which was converted into a corporation in May, 2008. In July, 2008, as a result of a merger, Crownbutte ND became the wholly-owned subsidiary of Crownbutte Wind Power, Inc. (formerly known as ProMana Solutions, Inc )(“Crownbutte”) , a Nevada corporation which is a public wind power company. Following the merger, in July, 2008, Mr. Simons became the Chief Executive Officer, President and Director of Crownbutte and currently remains a member of the Board of Directors but resigned as Chief Executive Officer and President of Crownbutte in early February, 2011. From 1991 through 2002, Mr. Simon was a teacher in the public school systems of Bismarck and Mandan, North Dakota.  After founding Crownbutte in 1999, Mr. Simon taught part time, devoting over 40 hours per week to Crownbutte’s business and financial affairs.

In 2002, Mr. Simons was asked to join the newly established Upper Great Plains Transmission Coalition (the “UGPTC”).  The UGPTC was formed by the Governor of North Dakota in cooperation with Minnesota and South Dakota in order to address electrical transmission problems, so that the coal, hydro and wind resources in the area could be better utilized.  In addition to membership in the UGPTC, Mr. Simons is on the Steering Committee and is co-chairman of the Transmission Bottleneck Committee of the UGPTC.

There are no family relationships between Mr. Simon and any of the other members of the Board of Directors or the Company’s officers.

Since there are no existing committee or committees of the Board of Directors. Mr. Simon will not be named as a member of any committee of the Board of Directors.

Appointment of Certain Officers.  On February 3, 2011, the Board of Directors appointed Terry Pilling as the Company’s new Chief Operating Officer.

The following is a summary of Mr. Pilling’s business experience:

Terry Pilling (39):  Until his resignation in early February, 2011, Mr. Pilling had been a member of the Board of Directors of Crownbutte Wind Power, Inc. (“Crownbutte”), a public wind energy company, since September 2008. Also, until his resignation in early February, 2011, Mr. Pilling had been the Executive Vice President of Crownbutte since February 2010.  From September 2008 to February 2010, Mr. Pilling served as the Vice President of Operations and Technology of Crownbutte.  Mr. Pilling was an assistant professor of the Physics Department at the North Dakota State University from August 2004 to August 2008.  His professional experience includes Visiting Researcher, Joint Astronomy Centre and the James Clerk Maxwell radio telescope on Mauna Kea, Hilo, Hawaii from May 2006 to August 2006; Postdoctoral Research Associate, Institute of Theoretical and Experimental Physics, Moscow from September 2003 to June 2004 and Postdoctoral Research Associate, Joint Institute for Nuclear Research, Dubna from September 2003 to June 2004.  Prior to that, Mr. Pilling worked as Science Editor for the House of Knowledge Publishing Company in London, England from September 2002 to August 2003, as a teaching assistant for the North Dakota State University from September 1998 to August 2002 and as its physics department Network Systems Administrator and Webmaster September 1999 to August 2002.  Mr. Pilling obtained his Ph.D. in High Energy Particle Physics and Gravitation from North Dakota State University in 2002.  He achieved a M.Sc. in Theoretical and Experimental Nuclear Physics from Saskatchewan Accelerator Laboratory in 1998 and a B.Sc. in Physics and Engineering Physics from the University of Saskatchewan in 1996.  Mr. Pilling has received professional recognition from the North Dakota State University as an Odney Award nominee in 2008 and a Gunkelman Award nominee in 2006.  He was a National Science Foundation EPSCoR Research Fellow in 2001 and received the Physics and Engineering Physics Convocation Award in 1996 from the University of Saskatchewan.

A copy of the press release pertaining to the appointment of Mr. Simons as a member of the Company’s Board of Directors and the appointment of Mr. Pilling as Chief Operating Officer is attached hereto as an exhibit.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: March 3, 2011	By:	/s/ Mark Schaftlein
Mark Schaftlein, Chief Executive Officer